Exhibit 99.1

ContraVir Expands Phase 2a Trial of Tenofovir Exalidex (Formerly CMX157) to Include Doses Above 100 mg

Tenofovir Exalidex (TXL™) continues to Exhibit Increased Antiviral Activity and Excellent Safety Profile at Doses ranging to 100 mg in HBV Trial

Edison, NJ, December 19, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on development and commercialization of targeted antiviral therapies, today announced that tenofovir exalidex (formerly called CMX157), the Company’s potent prodrug analog of tenofovir, exhibited increased antiviral activity at the highest planned dose of 100 mg in the ongoing Phase 2a multiple ascending-dose clinical trial of tenofovir exalidex (TXL) in patients with HBV.  This head-to-head trial comparing TXL to tenofovir disoproxil fumarate (TDF, Gilead’s Viread®) is the first evaluation of TXL in chronically infected hepatitis B (HBV) patients.  ContraVir plans to begin evaluating TXL at 150 mg per day dosing and potentially higher dosing based on TXL’s continued strong performance, to date, and following recent clearance by the independent data safety monitoring board (DSMB).

“We are pleased with the antiviral profile that is being exhibited by TXL at this first stage in our clinical evaluation of this drug in HBV patients,” said James Sapirstein, CEO of ContraVir.  “TXL has shown an excellent safety profile, and we are encouraged that as we go to higher doses above 100 mg we may see even greater antiviral activity with a continued excellent safety profile. We believe demonstrating this unique profile for TXL may open many doors in terms of developing new combination therapies for HBV that have curative potential.”

TXL Phase 2a Clinical Trial Design

The Phase 2a multiple ascending-dose clinical trial is designed to enroll 84 treatment-naïve patients with chronic HBV infection, and to compare TXL to TDF (Viread®).  The sequential dose escalation format consists of 10 patients per cohort receiving four weeks of a once-daily dose of 5, 10, 25, 50, 100, 150 and 200 mg, respectively, of TXL, plus two patients per cohort receiving 300 mg of TDF, the standard therapeutic dose of Viread®.

About TXL

Tenofovir Exalidex (TXL) is a highly potent analog of the successful antiviral drug tenofovir.  Its novel liver-targeting structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.  TXL previously completed a Phase 1b dose escalation clinical trial conducted in healthy volunteers, in which participants were treated at doses up to 100 mg per day for 14 days, displaying an excellent safety, tolerability, and drug distribution profile.  Based on TXL’s best-in-class potential, ContraVir believes TXL can become the cornerstone of a curative combination therapy for hepatitis B.

TXL™ is a trademark of ContraVir Pharmaceuticals, Inc.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: tenofovir exalidex (TXL), a highly potent analog of the successful antiviral drug tenofovir, currently in a Phase 2a trial in HBV patients; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing valnivudine (formerly FV-100), an orally available nucleoside analogue prodrug for the treatment of shingles, which is currently in a Phase 3 clinical trial in shingles patients. Valnivudine earlier demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information on contraVir visit, www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, the fact that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire LaCagnina (media)
clacagnina@tiberend.com; (212) 375-2686